Consent of Independent Registered Public Accounting Firm

To The Board of Directors
China Advanced Construction Materials Group, Inc.

We consent to the use, in the Amendment No. 1 to Registration Statement of Form S1, of our report dated September 26, 2008 on the consolidated financial statements of China Advanced Construction Materials Group, Inc and subsidiaries as of June 30, 2008 and 2007 and each of the years in the two-year period ended June 30, 2008, included in this Amendment No. 1 to Registration Statement on Form S1/A of China Advanced Construction Materials Group, Inc.

We also consent to the reference of our firm under the caption “Experts” in such Amendment No. 1 to Registration Statement on Form S1/A.

/S/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California

October 9, 2008